SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. N/A)

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SOUTHCREST FINANCIAL GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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April 10, 2007

TO THE SHAREHOLDERS OF
SOUTHCREST FINANCIAL GROUP, INC.:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of SouthCrest Financial Group, Inc., which will be held at The Hampton Inn, 110 Meeting Place Drive, Fayetteville, Georgia, on Thursday, May 10, 2007, at 1:00 p.m. local time. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

The attached notice of the annual meeting and proxy state statement describes the formal business to be transacted at the meeting. We will also report on our operations during the past year and during the first quarter of 2007 as well as our plans for the future.

A copy of our annual report, which contains information on our operations and financial performance as well as our audited financial statements, is also included with this proxy statement.

To ensure the greatest number of shareholders will be present either in person or by proxy, we ask that you mark, date and sign the enclosed proxy card, and return it to us in the envelope provided as soon as possible. If you attend the meeting in person, you may revoke your proxy at the meeting and vote in person. You may revoke your proxy at any time before it is voted.

Sincerely,

Daniel W. Brinks
Chairman and Chief Operating Officer

SOUTHCREST FINANCIAL GROUP, INC.
600 North Glynn Street, Suite B
Fayetteville, Georgia 30214

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 10, 2007

Notice is hereby given that the 2007 Annual Meeting of Shareholders of SouthCrest Financial Group, Inc. will be held at The Hampton Inn , 110 Meeting Place Drive, Fayetteville, Georgia, on Thursday, May 10, 2007, at 1:00 p.m. local time for the following purposes:

1.
Elect Directors. To consider and vote upon the election of one (1) director to serve as a Class I Director until the 2008 Annual Meeting of Shareholders and three (3) directors to serve as Class III Directors of SouthCrest Financial Group, Inc. until the 2010 Annual Meeting of Shareholders, each until his or her successor has been elected and qualified.

2.	Other Business. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The enclosed Proxy Statement explains these proposals in greater detail. We urge you to review these materials carefully.

Only shareholders of record at the close of business on March 22, 2007 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.

By Order of the Board of Directors,

Daniel W. Brinks
Chairman and Chief Operating Officer

April 10, 2007

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO SOUTHCREST FINANCIAL GROUP, INC. IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS OF
SOUTHCREST FINANCIAL GROUP, INC.
MAY 10, 2007

INTRODUCTION

General

This Proxy Statement is being furnished to the shareholders of SouthCrest Financial Group, Inc., a Georgia corporation, in connection with the solicitation of proxies by SouthCrest’s Board of Directors from holders of SouthCrest’s common stock, for use at the 2007 Annual Meeting of Shareholders of SouthCrest Financial Group, Inc. to be held at The Hampton Inn , 110 Meeting Place Drive, Fayetteville, Georgia, on Thursday, May 10, 2007, at 1:00 p.m. local time, and at any adjournments or postponements thereof. Unless otherwise clearly specified, the term “SouthCrest” includes SouthCrest Financial Group, Inc. and its subsidiaries, Bank of Upson, The First National Bank of Polk County and Peachtree Bank.

The Meeting is being held to consider and vote upon the proposal summarized under “Summary of Proposal” below and described in greater detail in this Proxy Statement. SouthCrest’s Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the matter described in this Proxy Statement.

The 2006 Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 2006, is included with this mailing. These proxy materials are first being mailed to the shareholders of SouthCrest on or about April 10, 2007.

The principal executive offices of SouthCrest Financial Group, Inc. are located at 600 North Glynn Street, Suite B, Fayetteville, Georgia 30214, and our telephone number is (770) 461-2781.

Summary of Proposal

The proposal to be considered at the Meeting may be summarized as follows:

Proposal One. To consider and vote upon the election of one (1) director to serve as a Class I Director of SouthCrest Financial Group, Inc. until the 2008 Annual Meeting of Shareholders and three (3) directors to serve as Class III Directors of SouthCrest Financial Group, Inc. until the 2010 Annual Meeting of Shareholders, each until his or her successor has been elected and qualified. The Board of Directors recommends that you vote FOR this proposal.

Quorum and Voting Requirements

Holders of record of common stock as of the Record Date defined below are entitled to one vote per share on each matter to be considered and voted upon at the Meeting. To hold a vote on any proposal, a quorum must be present with respect to that proposal. A quorum is a majority of the total votes entitled to be cast by the holders of the outstanding shares of common stock. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted as shares present. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

Proposal One, relating to the election of the nominees for directors, requires approval by a plurality of the votes cast by the holders of shares of common stock entitled to vote with respect to that proposal. This means that the one (1) nominee for Class I Director and three (3) nominees for Class III Director receiving the greatest number of votes will be elected.

Any other proposal that is properly brought before the Meeting will require the affirmative vote of a majority of the votes cast at the Meeting in person or by proxy and entitled to vote with respect to the proposals.

Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether any proposal has received sufficient votes for approval, although abstentions and broker non-votes will be counted for purposes of determining whether a quorum exists. This means that abstentions and broker non-votes will not affect the outcome of the vote with respect to any proposal.

Record Date, Solicitation and Revocability of Proxies

The Board of Directors of SouthCrest Financial Group, Inc. has fixed the close of business on March 22, 2007 as the record date (“Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of shares of common stock on the Record Date will be entitled to notice of, and to vote at, the Meeting. At the close of business on the Record Date, there were 3,952,328 shares of common stock issued and outstanding, which were held by approximately 620 holders of record.

Shares of common stock represented by properly executed Proxies, if such Proxies are received in time and not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxies. If no instructions are indicated, such shares of common stock will be voted “FOR” the Class I and Class III Director Nominees named on the proxy and in the discretion of the proxy holder as to any other matter that may properly come before the Meeting. If necessary, the proxy holder may vote in favor of a proposal to adjourn the Meeting in order to permit further solicitation of proxies in the event there are not sufficient votes to approve the foregoing proposals at the time of the Meeting.

A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by: (i) giving written notice of revocation to the Secretary of SouthCrest, (ii) properly submitting to SouthCrest a duly executed Proxy bearing a later date, or (iii) appearing in person at the Meeting and voting in person. All written notices of revocation or other communications with respect to proxies should be addressed as follows: SouthCrest Financial Group, Inc., 600 North Glynn Street, Suite B, Fayetteville, Georgia 30214, Attention: Douglas J. Hertha Secretary.

The cost of soliciting proxies for the meeting will be paid by SouthCrest. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, SouthCrest will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of common stock; such holders, after inquiry by SouthCrest, will provide information concerning quantities of proxy materials needed to supply such information to beneficial owners, and SouthCrest will reimburse them for the reasonable expense of mailing proxy materials to such persons.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Director Nominees

SouthCrest's Board of Directors consists of nine members and is divided into three classes. Each class of directors serves a staggered three-year term. The term of each class expires at the annual meeting in the years indicated below and upon the election and qualification of the director's successor. The Board of Directors has unanimously decided to nominate current director Harvey Clapp to serve as a Class I Director, and to re-nominate the current Class III Directors for another term. The Class III Directors' and Mr. Clapp's term expires at the 2007 Annual Meeting and upon the election and qualification of their successors.

The Board of Directors unanimously recommends that the shareholders elect Harvey N. Clapp as a Class I Director until the 2008 Annual Meeting of Shareholders, and Joan Cravey, Warren Patrick and Harold W. Wyatt, Jr. to serve as Class III Directors of SouthCrest Financial Group, Inc. until the 2010 Annual Meeting of Shareholders, each until their successor has been elected and qualified.

The following table shows for each Class I or III Director nominee: (1) his or her name; (2) his or her age at December 31, 2006; (3) how long he or she has been a director of SouthCrest; (4) his or her position(s) with SouthCrest, other than as a director; and (5) his or her principal occupation and business experience for the past five years. Except as otherwise indicated, each nominee has been engaged in his or her present principal occupation for more than five years.

Class I Director Nominee - Term to Expire in 2008

Name (Age)	Director Since	Business Experience and Position with the Company

Harvey Clapp (57)	2006
President and Chief Executive Officer of Peachtree Bank; also serves as a director of Peachtree Bank Mr. Clapp was elected to the Board by the Board of Directors in 2006 pursuant to the terms of the merger agreement with Maplesville Bancorp.

Class III Director Nominees - Term to Expire in 2010

Name (Age)	Director Since	Business Experience and Position with the Company

Joan Cravey (55) *	2006	Complex litigation attorney in the Atlanta area for the past 20 years; also serves as a director of Bank of Upson

Dr. Warren Patrick (67)	1996	Practicing radiologist with Radiology Associations of Thomaston, P.C.; also serves as a director of Bank of Upson

Harold W. Wyatt, Jr. (68)	2004	Managing Partner of Wyatt Investment Group since 2002; President of Wyatt Properties, II, Inc.; also serves as a director of The First National Bank of Polk County

* Joan Cravey is the daughter of Director Zack D. Cravey, Jr. and the cousin of Chairman Daniel W. Brinks’ wife. She was recommended for Board membership by a non-management director.

SOUTHCREST’S BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ELECTION OF THE NOMINEES LISTED ABOVE TO
CLASS I AND CLASS III DIRECTOR POSITIONS.

Continuing Directors

The following two tables show for each director whose term has not yet expired: (1) his name; (2) his age at December 31, 2006; (3) how long he has been a director of SouthCrest; (4) his position(s) with SouthCrest, other than as a director; and (5) his principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his present principal occupation for more than five years.

Continuing Class I Directors - Term to Expire in 2008

Name (Age)	Director Since	Business Experience and Position with the Company

Richard T. Bridges (72)	1996	Attorney in a sole proprietorship law firm, Richard T. Bridges d/b/a The Law Office of Richard T. Bridges; also serves as a director of Bank of Upson

Daniel W. Brinks (61) *	1996
Chairman and Chief Operating Officer of SouthCrest since 2004; President and Chief Executive Officer of the Bank of Upson since 1986; previously President of Upson Bancshares, Inc. since 1996; also serves as a director of Bank of Upson and The First National Bank of Polk County

* Daniel W. Brinks’ wife is the niece of Director Zack D. Cravey, Jr. and cousin of Director Joan Cravey.

Continuing Class II Directors - Term to Expire in 2009

Name (Age)	Director Since	Business Experience and Position with the Company

Zack D. Cravey, Jr. (80) *	1996
Retired from law practice on July 31, 2006. Prior to that time was Attorney and Of Counsel to the firm of Chorey, Taylor and Feil, Atlanta Georgia, as well as legal counsel to the Bank of Upson since 1986; also serves as a director of Bank of Upson

Larry T. Kuglar (61)	2004
President and Chief Executive Officer of SouthCrest since 2004; President and Chief Executive Office of The First National Bank of Polk County since 1984; previously President and Chief Executive Officer of First Polk Bankshares, Inc. since 1986; also serves as a director of Bank of Upson and The First National Bank of Polk County

Michael D. McRae (56)	2004	Attorney with the firm of McRae, Stegall, Peek, Harman, Smith and Manning, LLP; also serves as a director of The First National Bank of Polk County

* Zack D. Cravey, Jr. is the father of Director Joan Cravey and the uncle of Chairman Daniel W. Brinks’ wife.

Director Independence

The Board of Directors has determined that the following directors are independent pursuant to the independence standards of the Nasdaq Stock Market:

• Richard T. Bridges • Joan Cravey • Zack D. Cravey	• Michael D. McRae • Dr. Warren Patrick • Harold W. Wyatt, Jr.

In determining that each director could exercise independent judgment in carrying out his or her responsibilities, the Board of Directors considered any transactions, relationships and arrangements between the Company or the Bank and the director and his or her family. The Board considered the relationship of Daniel Brinks with Zack and Joan Cravey, as well as the legal services provided by Richard Bridges and Michael McRae to Bank of Upson and The First National Bank of Polk County, respectively. After reviewing the above, the Board determined that those issues did not interfere with those directors’ ability to exercise independent judgment.

Board Meetings and Committees

The Board of Directors of SouthCrest held six meetings during 2006. During the year, Mr. Robert Cravey was not able to attend several meetings due to health concerns and retired from the Board on December 14, 2006. All other incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and the Board committees on which they served.

SouthCrest does not have a formal policy regarding its board members’ attendance at the Annual Meeting of Shareholders; however, board members are encouraged to attend any and all shareholder meetings. All of the directors in office at the time of the 2006 Annual Meeting of Shareholders, except for Mr. Robert Cravey, attended the meeting.

Nominations. SouthCrest’s Board of Directors has not created a standing nominating committee for director nominees and has not adopted a nominating committee charter. Rather, the full Board of Directors participates in the consideration of director nominees. Because of its current size, SouthCrest believes a standing nominating committee for director nominees is not necessary.

SouthCrest has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers and shareholders of SouthCrest, and professionals in the financial services and other industries. Similarly, the Board does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of SouthCrest and the financial services industry; experience in serving as a director of SouthCrest or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by SouthCrest; commitment to and availability for service as a director; and any other factors the Board deems relevant. Recommendations for individuals to serve on SouthCrest’s board may be submitted to SouthCrest Financial Group, Inc., 600 North Glynn Street, Suite B, Fayetteville, Georgia 30214, Attention: Douglas J. Hertha Secretary.

Audit Committee. SouthCrest’s Audit Committee is comprised of Harold W. Wyatt, Jr. (Chairman), and Dr. Warren Patrick. The committee met four times in 2006. Although neither of the committee members meets the criteria specified under applicable Securities and Exchange Commission regulations for an “audit committee financial expert,” the Board of Directors believes each has the financial knowledge, business experience and independent judgment necessary for service on the audit committee.

The committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. The Board of Directors has adopted a written charter for the committee, which is annually reviewed. Under the charter, the committee has the authority and is empowered to:

▪	appoint, approve compensation, and oversee the work of the independent auditor;

▪	resolve disagreements between management and the auditors regarding financial reporting;

▪	pre-approve all auditing and appropriate non-auditing services performed by the independent auditor;

▪	retain independent counsel and accountants to assist the committee;

▪	seek information it requires from employees or external parties; and

▪	meet with SouthCrest officers, independent auditors or outside counsel as necessary.

A copy of the committee charter is included as Appendix A to the Proxy Statement for its 2005 Annual Meeting of Shareholders

The Audit Committee Report is found in the “Audit Committee Matters” section of this Proxy Statement.

Compensation Committee. SouthCrest’s Compensation Committee is comprised of Richard T. Bridges, Joan Cravey, Zack D. Cravey, Jr., Michael D. McRae, Dr. Warren Patrick, and Harold W. Wyatt, Jr. The committee held one meeting during 2006. This committee has the authority to determine the compensation of SouthCrest’s executive officers and employees, and administers SouthCrest’s benefit and incentive plans. The Compensation Committee determines executive and director compensation. The Committee bases its decisions regarding executive compensation on a survey of compensation levels at publicly held bank holding companies headquartered in the State of Georgia, particularly those of similar asset size and profitability. Information is obtained from proxy statement disclosures for these companies, including information related to salary, bonus and stock option awards. Since the committee is composed of all independent directors, it has the authority to consult with and engage third parties to provide advice concerning compensation of its executives. While the committee may receive input from Chairman Brinks and President & CEO Kuglar, the Committee is not bound to follow their recommendation. The Board of Directors has not adopted a written charter for the committee.

The Compensation Committee Report is found following the Compensation Discussion and Analysis in the “Executive Compensation” section of this Proxy Statement.

In 2006, no officer, employee, or former officer of SouthCrest served as a member of the Compensation Committee. During 2006, no executive officer of SouthCrest served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity of which any of SouthCrest’s independent directors served as an executive officer.

Director Compensation

2006 Director Compensation Table

The following table shows the total fees paid in 2006 to each of our directors for their service on the boards of the Company and its subsidiary banks:

Name(1)	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Comp Earnings ($)	All Other Compensation ($)	Total ($)
Mr. Bridges	$21,000	-	-	-	-	-	$21,000
Mr. Clapp (2)	2,500	-	-	-	-	-	2,500
Ms. Cravey	1,000	-	-	-	-	-	1,000
Mr. Robert Cravey (3)	13,000	-	-	-	-	-	13,000
Mr. Zack D. Cravey, Jr.	20,300	-	-	-	-	-	20,300
Mr. McRae	24,800	-	-	-	-	-	24,800
Dr. Patrick	24,000	-	-	-	-	-	24,000
Mr. Wall (4)	22,800	-	-	-	-	-	22,800
Mr. Wyatt	28,200	-	-	-	-	-	28,200
_______________________
(1)	Messrs. Brinks and Kuglar are also Named Executive Officers of the Company and their compensation as directors is reported under Executive Compensation below.
(2)
Mr. Clapp also receives compensation for services provided as an executive officer of the Company. The table reports only the additional compensation that Mr. Clapp receives for services provided as a director.

(3)	Mr. Robert Cravey retired from the Board of Directors on December 14, 2006. Fees earned represent fees paid for his service on the Board of Directors of Bank of Upson.
(4)	Mr. Wall resigned from the Board of Directors on March 16, 2007.

Director Fees.  The Board of Directors has a policy for board fees for the directors of the Company and its subsidiary banks. The Company’s Directors are paid $1,500 per bimonthly meeting attended and non-management directors receive $500 per committee meeting attended. The Directors of the Bank of Upson and The First National Bank of Polk County are paid $1,000 per monthly meeting attended and outside directors are paid $200 per committee meeting attended. The Directors of Peachtree Bank earn $550 per monthly meeting attended with no additional fees paid for committees. All Directors of the Company also serve on the Board of at least one of the subsidiary banks.

EXECUTIVE OFFICERS

Executive officers are appointed annually at the meetings of the Boards of Directors of SouthCrest, to serve until their successors are chosen and qualified. The following table sets forth for each executive officer of the Company: (1) the person’s name; (2) his age at December 31, 2006; (3) the year he was first elected as an officer of the Company; and (4) his positions with the Company, and his recent business experience for the past five years.

Name (Age)	Officer Since	Business Experience and Position with the Company

Daniel W. Brinks (61)	1996
Chairman and Chief Operating Officer of SouthCrest since 2004; President and Chief Executive Officer of the Bank of Upson since 1986; previously President of Upson Bancshares, Inc. since 1996; also serves as a director of Bank of Upson and The First National Bank of Polk County

Larry T. Kuglar (61)	2004
President and Chief Executive Officer of SouthCrest since 2004; President and Chief Executive Office of The First National Bank of Polk County since 1984; previously President and Chief Executive Officer of First Polk Bankshares, Inc. since 1986; also serves as a director of Bank of Upson and The First National Bank of Polk County

Douglas J. Hertha (47)	2004
Chief Financial Officer of SouthCrest since 2004; Senior Vice President and Chief Financial Officer of The First National Bank of Polk County since 2004; previously, Vice President, Financial Projects Manager, BB&T Corporation from 2000 through 2004, and Vice President, Chief Financial Officer and Corporate Secretary, First Citizens Corporation from 1996 through 2000.

Harvey N. Clapp (57)	2006	President and Chief Executive Officer of Peachtree Bank since 1985; also serves as a director of Peachtree Bank.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and policies for 2006 that applied to the executives named below in the Summary Compensation Table (the “Named Executive Officers”). It explains the structure and rationale associated with each material element of each Named Executive Officer’s total compensation, and provides important context for the more detailed disclosure tables and specific compensation amounts provided following this Compensation Discussion and Analysis.

Overview of Compensation Program

Our Compensation Committee is composed of all of the independent directors. The Committee approves all forms of compensation for the Named Executive Officers, and approves all stock option grants to all of our officers as well as the officers of our subsidiary banks.

The objectives of our compensation program are to attract, motivate and retain qualified executives and officers and to align management’s incentives with the long-term interests of our other shareholders. The compensation program includes elements of short-term compensation, including salary, bonuses, and perquisites, as well as long-term compensation, including stock options, life insurance, and supplemental retirement plans.

Establishing Compensation Levels

In evaluating the amount of compensation paid to each Named Executive Officer, we obtained compensation information from proxy statements of publicly-held community banks operating in Georgia which are similar to our size and profitability. In gathering this compensation information, we noted the levels of salary, bonus, stock option grants, and any other benefits paid to determine the average compensation for those in comparable executive positions to our Named Executive Officers. This information was reviewed by Messrs. Cravey and Wyatt, the independent members of the Company’s Executive Committee.

Messrs. Cravey and Wyatt also consulted with Mauldin & Jenkins, LLC, a public accounting firm that performs consulting and internal audit services for the Company and which performs audit, tax, and consulting services for a number of financial institutions in Georgia. Representatives from the firm advised Messrs. Cravey and Wyatt concerning market ranges of compensation for those in comparable positions to our Named Executive Officers. The Compensation Committee believes that a review of market levels of compensation is useful as it assists us in remaining competitive in the marketplace for quality talent and in recognition that employees will consider such marketplace information in assessing the reasonableness of their compensation.

While Messrs. Brinks and Kuglar make recommendations as to compensation changes for the coming year, the Executive Committee is under no obligation to accept their recommendations. Based on input received, the Executive Committee makes a recommendation to the Compensation Committee for discussion and final approval. The Compensation Committee also has the authority to consult with and engage independent third parties to provide advice, if it deems necessary or appropriate.

The Compensation Committees final determination is based primarily on an assessment of each Named Executive Officer’s performance, leadership and potential to enhance long-term shareholder value. The Compensation Committee relies on its judgment of each Named Executive Officer, and not on rigid formulas or short-term changes in business performance - in determining the amount and mix of compensation elements and whether each particular element of compensation provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.

Elements of Compensation

In establishing the compensation for each Named Executive Officer, the Compensation Committee seeks to achieve a balance between short-term and long-term elements of compensation. The short-term elements of compensation are designed to provide the individual with compensation that: (i) is competitive with salaries in the marketplace; (ii) is commensurate with the duties, responsibilities, and performance of the individual; and (iii) provides motivation for future achievement. The long-term elements of compensation are designed to (i) align the interests of the individual with our other shareholders; and (ii) to provide financial incentives for the retention of the individual over time.

Base Salary. The Committee establishes a base salary for each Named Executive Officer based on the individual’s position, experience, and level of responsibility, as well as our overall financial performance. The base salary provides each Named Executive Officer with a guaranteed level of compensation that is competitive with that paid for comparable positions in the banking industry in our geographic area. In 2006, the Committee increased Mr. Brinks base salary 9% to $300,000, Mr. Kuglar’s base salary 7% to $200,000, and Mr. Hertha’s base salary 13% to $150,000. The Compensation Committee considers the level of base salary in determining the other types and amounts of compensation to be paid to each Named Executive Officer.

Annual Cash Bonus Awards. The bonus portion of the officers’ compensation is designed to reward the individual for our short-term performance, which the Committee believes encourages additional effort to achieve such performance. The decision as to whether to pay a bonus, and the ultimate amount of such bonus, if any, is within the discretion of the Compensation Committee. The Committee considers the net income earned by the Company during the year and other ratios and measurements concerning the financial well being of the Company, including the growth experienced by the Company, both organically and by acquisition. Based on its review of our 2006 performance, the Committee awarded cash bonuses of $120,000 to Mr. Brinks, $100,000 to Mr. Kuglar, and $60,000 to Mr. Hertha.

Stock Options. Stock options are awards of a right to purchase the Company’s stock at a future time at the exercise price, which is the closing price of the Company stock on the date of grant. Generally, the options become eligible for exercise by the officer after a vesting period (typically five years), and the officer has up to ten years from the date of grant to exercise the options. The Compensation Committee believes that stock options aligns the recipient’s interests with those of the shareholders, and the vesting period encourages recipient’s to continue working for us. Stock options are awarded under the SouthCrest Financial Group, Inc. 2005 Stock Incentive Plan, which was approved by the shareholders at the 2005 Annual Meeting of Shareholders. All stock options, including those awarded to officers of the subsidiary banks, are awarded by the Compensation Committee. In 2006 the Committee awarded 1,000 stock options to Mr. Hertha and a total of 6,900 stock options to officers of the Banks.

Salary Continuation Agreements. The Compensation Committee believes that supplemental retirement plans, in the form of Salary Continuation Agreements with each Named Executive Officer, provides financial security to the Named Executive Officers and their families in exchange for continued service to us. We have decided to provide a fixed retirement payment that is not subject to fluctuations in the economy and stock market as happens with a defined contribution plan. The Committee believes, based on awareness of benefits offered by others in the market and input from CBIZ Benmark, that the salary continuation agreements are competitive with those offered by other community banks in our market area who typically compete with us for talent. The salary continuation agreements are, therefore, a significant recruitment and retention tool. For the same reasons, we also provide death benefits to these personnel under split dollar life insurance plans. For more information on the supplemental retirement benefits of executive officers, see the “2006 Pension Benefits Table” below.

Tax Qualified Retirement Plans. We sponsor two defined contribution retirement plans in which all qualified employees may participate: the SouthCrest Financial Group, Inc. 401(k) and Profit Sharing Plan (the “401(k) Plan”) and the SouthCrest Financial Group, Inc. Employee Stock Ownership Plan (the “ESOP”). Each year, we establish a retirement contribution goal which determines the total amount we contribute to the 401(k) Plan and the ESOP for that year. For 2006 this retirement contribution goal was 8% of total compensation paid exclusive of bonuses and incentives.

401(k) Plan. The purpose of this plan is to provide participating employees with an opportunity to accumulate capital for their future economic security through their elective deferrals and company contribution. For 2006, all employees (including our Named Executive Officers) meeting the eligibility requirements receive a Company contribution of 6% of their salary, excluding bonuses and incentives. Employees and Named Executive Officers are immediately 100% vested in the Company contribution. In addition, all participants in the plan may elect to defer portions of their base salaries into the 401(k) Plan.

ESOP. The purpose of this plan is to provide participating employees with an opportunity to obtain beneficial interests in our stock through the company contribution made to all eligible employees. Under the ESOP, participants are not allowed to defer compensation into the plan. The amount we contribute to the ESOP is the amount remaining in the retirement contribution goal after we make the contributions to the 401(k) Plan. This amount is allocated among all participating employees on a pro-rata basis.

Other Compensation. Our Named Executive Officers also participate in our broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs.

We also provide the following perquisites: business and personal use of a Company car for transportation for the executive, his/her customers, employees and directors; social and civic club dues for networking and entertaining; and business and personal use of a cell phone for accessibility. The incremental costs of these perquisites did not exceed $10,000 for any of our Named Executive Officers.

Review of Prior Amounts Granted and Realized

Our goal is to motivate and reward executives relative to driving superior future performance on a continuous basis. The Compensation Committee does not consider prior stock compensation gains as a factor in determining future compensation levels.

Adjustment or Recovery of Awards

We have not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive or bonus awards in the event of misstated or restated financial results. However, Section 404 of the Sarbanes-Oxley Act does provide some ability to recover such awards in certain circumstances. If the Company is required to restate its financial statements due to noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive and Financial Officers must reimburse the Company for (i) any bonus or other incentive, or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of the Company during these 12 months.

Timing of Equity Grants

We not have a formal policy guiding the timing of equity grants. All previous equity grants were made following Committee approval.

Tax and Accounting Considerations

We take into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., FAS 123(R)), we must expense the grant-date fair value of share-based grants such as restricted stock and stock options. The grant-date value is amortized and expensed over the service period or vesting period of the grant.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in our best interests.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

April 10, 2007	Compensation Committee:	Richard T. Bridges
Joan Cravey
Zack D. Cravey, Jr.
Michael D. McRae
Dr. Warren Patrick
Harold W. Wyatt, Jr.

Summary Compensation Table

The following table provides certain summary information concerning the annual and long-term compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer, Chief Financial Officer and the other most highly compensated executive officers of the Company who earned over $100,000 in total compensation for 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Daniel W. Brinks Chairman and Chief Operating Officer	2006	$275,000	$120,000	$ -	$ 23,920	$ 109,140	$29,277 (2)	$557,337

Larry T. Kuglar. President and Chief Executive Officer	2006	187,000	100,000	-	23,920	34,456	20,166 (3)	365,542

Douglas J. Hertha Vice President and Chief Financial Officer	2006	132,500	60,000	-	6,088	7,124	12,393 (4)	218,105
_______________________
(1)	Value of Option Awards are calculated using the Black-Scholes option pricing model. Please refer to Note 10 in Notes to Consolidated Financial Statements in the Company’s 2006 Annual Report.
(2)	Includes for Mr. Brinks: $16,550 401(k) contribution; $8,278 ESOP, $4,449 life insurance premium
(3)	Includes for Mr. Kuglar: $11,260 401(k) contribution; $7,687 ESOP, $1,219 life insurance premium.
(4)	Includes for Mr. Hertha: $7,978 401(k) contribution; $3,927 ESOP, $488 life insurance premium.

Employment Agreements

Daniel W. Brinks. Pursuant to an employment agreement with the Company and the Bank of Upson, Mr. Brinks will receive an annual base salary, which the Company’s board of directors will review annually and may increase from year to year. The employment agreement provides for annual performance bonuses based on factors to be determined by the board in addition to the base salary discussed above. The period of employment was deemed to commence on September 30, 2004 and will continue until September 30, 2007, subject to automatic annual renewal in order to maintain a three-year term unless any party delivers to the others written notice of non-renewal at least 90 days before the annual anniversary of the effective date. At this time, Mr. Brinks’ employment agreement continues through September 30, 2009. Mr. Brinks’ employment may be terminated (i) at the employer’s election for cause; (ii) at Mr. Brinks’ election, upon the employer’s breach of any material provision of the employment agreement; or (iii) upon Mr. Brinks’ death or disability.

Larry T. Kuglar. Pursuant to an employment agreement with the Company and The First National Bank of Polk County, Mr. Kuglar will receive an annual base salary, which the Company’s board of directors will review annually and may increase from year to year. The employment agreement provides for annual performance bonuses based on factors to be determined by the board in addition to the base salary discussed above. The period of employment was deemed to commence on September 30, 2004 and will continue until September 30, 2007, subject to automatic annual renewal in order to maintain a three-year term unless any party delivers to the others written notice of non-renewal at least 90 days before the annual anniversary of the effective date. At this time, Mr. Kuglar’s employment agreement continues through September 30, 2009. Mr. Kuglar’s employment may be terminated (i) at the employer’s election for cause; (ii) at Mr. Kuglar’s election, upon the employer’s breach of any material provision of the employment agreement; or (iii) upon Mr. Kuglar’s death or disability.

Douglas J. Hertha. Pursuant to an employment agreement with the Company, Mr. Hertha will receive an annual base salary, which the Company’s board of directors will review annually and may increase from year to year. The employment agreement provides for annual performance bonuses based on factors to be determined by the board in addition to the base salary discussed above. The period of employment was deemed to commence on February 10, 2005 and will continue until February 10, 2008, subject to automatic annual renewal in order to maintain a three-year term unless any party delivers to the others written notice of non-renewal at least 90 days before the annual anniversary of the effective date. At this time, Mr. Hertha’s employment agreement continues through February 10, 2010. Mr. Hertha’s employment may be terminated (i) at the employer’s election for cause; (ii) at Mr. Hertha’s election, upon the employer’s breach of any material provision of the employment agreement; or (iii) upon Mr. Hertha’s death or disability.

Life Insurance Plans. Mr. Brinks, Mr. Kuglar and Mr. Hertha have life insurance policies that are maintained under agreements with Bank of Upson and The First National Bank of Polk County, respectively. The Banks pay the premiums due under these policies and a portion of the death benefit under each life insurance policy will be paid to the Banks as reimbursement for the payment of such premiums. Under the terms of these agreements, in the event Mssrs. Brinks, Kuglar, or Hertha or the other officers participating in the plan are terminated or removed for any reason other than for cause following a change of control, they become 100% vested in the benefits promised under their agreements with the Bank. As of December 31, 2006, premiums paid on policies totaled $1,702,000 on behalf of Mr. Brinks, $685,000 on behalf of Mr. Kuglar, $896,000 on behalf of Mr. Hertha and $9,298,000 on behalf of all other officers. The expected benefits to be paid to Mr. Brinks, Mr. Kuglar, Mr. Hertha and the other officers under this plan are being accrued over the service period which began the date the plan was initiated or the date the officer was entered into the plan, whichever is later, and ends at their retirement date. The expenses recognized for all officers participating under this plan for the years ended December 31, 2006, 2005, and 2004 were $251,000, $325,000, and $112,000, respectively.

2007 Compensation. The Board of Directors of SouthCrest has established the following compensation levels for the Named Executive Officers:

Name	2006 Annual Base Salary	2007 Annual Base Salary
Daniel W. Brinks	$275,000	$300,000
Larry T. Kuglar	$187,000	$200,000
Douglas J. Hertha	$132,500	$150,000

2006 Grants of Plan-Based Awards Table

The following table sets forth information for the fiscal year ended December 31, 2006 concerning plan-based awards granted to the Named Executive Officers.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Daniel W. Brinks	- -	-	-	-	-
Larry T. Kuglar	- -	-	-	-	-
Douglas J. Hertha	Dec. 14, 2006	-	1,000	$23.10	$6,480

Stock options are awarded in under the SouthCrest Financial Group, Inc. 2005 Stock Incentive Plan. The exercise price of each option equals the market price of the Company’s stock on the date of grant. Options granted in 2006 become 100% vested on December 14, 2011.

Outstanding Equity Awards at 2006 Fiscal Year End Table

The following table sets forth information at December 31, 2006, concerning outstanding awards previously granted to the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Daniel W. Brinks	56,000	16,000	16,000(1)	$23.45	12-15-2015	-	-	-	-

Larry T. Kuglar	56,000	16,000	16,000(1)	$23.45	12-15-2015	-	-	-	-

Douglas J. Hertha	1,000	4,000	4,000(2)	$23.45	12-15-2015	-	-	-	-
	-	1,000	1,000(3)	$23.10	12-14-2016
_______________________
(1) Options vest at the rate of 4,000 per year beginning December 15, 2007.
(2) Options vest at the rate of 1,000 per year beginning December 15, 2007.
(3) Options become fully vested on December 14, 2011.

2006 Option Exercises and Stock Vested

During 2006, the Named Executive Officers did not exercise any options or have any stock awards vest.

2006 Pension Benefits Table

The following table sets forth information as of December 31, 2006 regarding plans that provide for payment or other benefits at, following, or in connection with retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Daniel W. Brinks	Salary Continuation Agreement	n/a	$ 412,564	-
Larry T. Kuglar	Salary Continuation Agreement	n/a	276,952	-
Douglas J. Hertha	Salary Continuation Agreement	n/a	7,142	-

SouthCrest has entered into salary continuation agreements with each of the Named Executive Officers to provide supplemental retirement income to the Named Executive Officers. Additional information regarding the payouts in connection with the salary continuation agreements is found below under “Potential Payments Upon Termination or Change-in Control.”

Non-Qualified Deferred Compensation Table

In 2006, the Named Executive Officers did not participate in plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

The discussion and tables below reflect the amount of compensation to each of the Named Executive Officers of SouthCrest in the event of termination of such Named Executive Officer’s employment. The amounts shown assume a termination date of December 31, 2006; such amounts are estimates. Amounts do not include compensation and benefits available to all of SouthCrest’s employees. SouthCrest and/or the Banks have entered into separate employment arrangements with each of the Named Executive Officers. Summaries of these agreements are provided following the Summary Compensation Table, and payments upon termination or change-in-control are specified in this section.

	Termination for Cause	Voluntary Termination	Termination for Good Reason or Without Cause	Change-in-Control	Death	Disability
Daniel W. Brinks
Bonus (1)	$-	$-	$330,000	$360,000	$-	$-
Salary (1)	-	-	756,250	825,000	-	-
Value of Unvested Options (2)	-	-	-	95,680	-	-
Salary Continuation Agreement (3)	-	247,538	247,538	809,497	412,564	247,538
Medical Insurance	-	-	7,680	7,680	-	-
Annual disability payments	-	-	-	-	-	120,000
Life Insurance	-	-	-	-	1,164,077	-
Total	$-	$247,538	$1,341,468	$2,097,857	$1,576,641	$367,538

	Termination for Cause	Voluntary Termination	Termination for Good Reason or Without Cause	Change-in-Control	Death	Disability
Larry T. Kuglar
Bonus (1)	$-	$-	$275,000	$300,000	$-	$-
Salary (1)	-	-	514,250	561,000	-	-
Value of Unvested Options (2)	-	-	-	95,680	-	-
Salary Continuation Agreement (3)	-	276,952	276,952	404,748	276,952	276,952
Medical Insurance	-	-	-	-	-	-
Annual disability payments	-	-	-	-	-	112,200
Life Insurance	-	-	-	-	800,759	-
Total	$-	$276,952	$1,066,202	$1,361,428	$1,077,711	$389,152

Douglas J. Hertha
Bonus (1)	$-	$-	$126,600	$60,000	$-	$-
Salary (1)	-	-	279,575	132,500	-	-
Value of Unvested Options (2)	-	-	-	30,400	-	-
Salary Continuation Agreement (3)	-	-	-	170,196	7,184	-
Medical Insurance	-	-	11,358	11,358	-	-
Annual disability payments	-	-	-	-	-	79,500
Life Insurance	-	-	-	-	500,000	-
Total	$-	$-	$417,533	$404,454	$507,184	$79,500
_______________________
(1)
In the event of a Termination for Good Reason or Without Cause, the Named Executive Officers are entitled to their bonus and salary for the remainder of the term of the employment contract. In the event of a change in control, they receive payment as a multiple of their salary and bonus.

(2)	Value of unvested options is calculated using the Black-Scholes option pricing model. Please refer to Note 10 in Notes to Consolidated Financial Statements in the Company’s 2006 Annual Report.
(3)
In the event of a change in control, each named executive becomes fully vested in their full retirement benefit as if they continued as employees of the Company until the retirement age specified in their Salary Continuation Agreement. Amounts shown under Change-in-Control are the present value of the estimated retirement payments. At death, the estate of the Named Executive Officer shall receive the full amount of the accrued liability retirement balance. In all other instances (except a termination for cause), the Named Executive Officer shall receive their vested portion of the accrued liability retirement balance.

Each Named Executive Officer's employment agreement contains a provision that makes any payments in the event of a change-in-control subject to a tax cut-back equal to the amount needed to prevent a "parachute payment" in excess of three times the officer's "base amount," as defined in Section 280G of the Internal Revenue Code. In the foregoing table, we have not made any reduction for such a cut-back to reflect the full potential liability to the Named Executive Officers in light of a change-in-control, based on an assumption that a sufficient portion of the payments would be deemed reasonable compensation for non-compete provisions and other restrictions in the employment agreements.

In all cases when employment of a Named Executive Officer is terminated for any reason whether by decision of the executive or the Company, then the Company will pay the officer his accrued compensation and benefits. Such amounts include unpaid salary, unused vacation, and any accrued expense reimbursements. In the table above, in all the scenarios illustrated, we assume that all accrued compensation and benefits have been paid as of the date of termination (December 31, 2006); therefore, no additional compensation is assumed to be provided to the officer. Pursuant to the terms of the employment agreement, if the Named Executive Officer’s employment is terminated for any reason, the Named Executive Officer will be prohibited from competing or soliciting employees within the geographic area set forth in their employment agreement for a period of 24 months after the date of termination of his employment.

Payments Made Upon Termination for Cause

If SouthCrest terminates a Named Executive Officer’s employment for “Cause,” then the Company will pay the officer only his accrued compensation and benefits. “Cause” is defined in each executive’s employment agreement; it generally means willful misconduct or failure to perform the responsibilities under the terms of the agreement.

Payments Made Upon Voluntary Termination without Good Reason

Under the terms of each Named Executive Officer’s employment agreement, if a Named Executive Officer makes a voluntary termination of his employment without good reason, then the Company will pay the officer his accrued compensation and benefits. Under the terms of each Named Executive Officer’s salary continuation agreement, the Named Executive Officer would be entitled to receive, in a lump sum, cash payment, an amount equal to the Named Executive Officer’s vested portion of his accrued liability retirement balance.

Payments Made Upon Termination for Good Reason or without Cause

In the event that a Named Executive Officer’s employment is terminated by the Company without cause or by the Named Executive Officer in the event of the Company’s material breach of the agreement, SouthCrest will be required to meet its obligations under the existing employment agreement for a term equal to the remaining months of the term of the employment agreement with respect to the Named Executive Officer’s compensation and life, health and dental insurance coverages. Each of our Named Executive Officer’s have employment agreements that automatically renews annually, such that upon each anniversary the employment agreement runs for three years.

Under the terms of each Named Executive Officer’s salary continuation agreement, the Named Executive Officer would be entitled to receive, in a lump sum cash payment, an amount equal to the Named Executive Officer’s vested portion of his accrued liability retirement balance. Mr. Brinks is currently 60% vested in his accrued liability retirement balance, and will annually vest an additional 10%. Mr. Kuglar is 100% vested. Mr. Hertha will become 50% vested upon reaching age 60, and will then annually vest an additional 10%.

Payments Made Upon Retirement

None of our executives are currently eligible for retirement. Upon reaching normal retirement age (65), each Named Executive Officer will be entitled to receive continued payments upon retirement from SouthCrest pursuant to the terms of each Named Executive Officer’s salary continuation agreement with the Company. The following table identifies the annual benefit provided to each Named Executive Officer pursuant to the salary continuation agreements.

Name	Annual Benefit	Paid
Mr. Brinks	$100,000	Monthly
Mr. Kuglar	$60,000	Annually
Mr. Hertha	$50,000	Monthly

Payments Made Upon a Change-in-Control

Under the terms of their employment agreements, in the event of a change in control of SouthCrest, if Messrs. Brinks or Kuglar are terminated without cause or their responsibilities are materially changed, the Company will be required to make a lump sum, cash severance payment of up to three times the executive’s highest total annual compensation during the term of the agreement. The severance will be reduced if necessary to avoid treatment as a “parachute payment” under Section 280(g) of the Internal Revenue Code. Under the terms of Mr. Hertha’s employment agreement, if Mr. Hertha is terminated without cause or his responsibilities are materially changed, he would be entitled to a lump sum, cash severance payment up to his highest total annual compensation during the term of his agreement.

Under the terms of each Named Executive Officer’s salary continuation agreement, in the event of a change in control of SouthCrest, the executive would become fully vested in the benefits provided by the salary continuation agreement such that, upon attaining the normal retirement age, he would be entitled to payments under the plan as if he had been employed by SouthCrest through normal retirement age.

Payments Made Upon Death

Under the terms of each Named Executive Officer’s salary continuation agreement, in the event the executive dies, SouthCrest will pay the accrued liability retirement balance to the executive’s beneficiary in a lump sum, cash payment. Under the terms of split dollar life insurance agreements with each of the Named Executive Officers, if an executive dies while employed by SouthCrest, following retirement, disability or a change of control, the executive is entitled to receive a portion of the net at risk portion (total proceeds less cash surrender value) of the insurance proceeds. The amount of the current death benefit is set forth in the table above, while the following table identifies the percentage of the net at risk portion of the insurance proceeds the executive is currently entitled to under different scenarios.

	Portion of Net At Risk Proceeds Payable to Named Executive Officer
Name	While Employed or Following Retirement, Disability or a Change in Control	Otherwise

Mr. Brinks	80%	48%(1)
Mr. Kuglar	100%	100%
Mr. Hertha	Lesser of $350,000 or 80%	0%(2)
_______________________
(1)	Mr. Brinks is currently 60% vested in the full (80%) benefit. Mr. Brinks will vest an additional 10% in the full benefit annually.
(2)	Mr. Hertha will become 50% vested in the full (lesser of $350,000 or 80%) benefit upon reaching the age of 60, at which point in will annually vest an additional 10%.

Payments Made Upon Disability

If a Named Executive Officer becomes disabled and is no longer able to perform his duties and responsibilities as an officer of the Company, then he will receive disability insurance in an amount equal to the lesser of $120,000 per year or 60% of his compensation pursuant to the Company’s group disability plan. He would also be entitled to any accrued compensation and benefits pursuant to the terms of his employment agreement. He would also be entitled to receive, in a lump sum cash payment, an amount equal to the Named Executive Officer’s vested portion of his accrued liability retirement balance.

RELATED PARTY TRANSACTIONS

SouthCrest and its subsidiary banks have banking and other business transactions in the ordinary course of business with directors and officers of SouthCrest and the Banks and their affiliates, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest. These transactions take place on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated parties.

SouthCrest recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that SouthCrest’s decisions are based on considerations other than the Company’s and its shareholders’ best interests. Therefore, SouthCrest’s Board of Directors, and the boards of its subsidiary banks, have adopted the following policies and procedures with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which SouthCrest or a subsidiary bank participates and in which any related party has a direct or indirect material interest, other than transactions available to all employees or customers generally.

Under the policy, any related party transaction must be reported to the Board of Directors and may be consummated or may continue only (i) if the Board of Directors approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors. The Board of Directors may approve or ratify the related party transaction only if the Board determines that, under all of the circumstances, the transaction is in the best interests of the Company.

From time to time, SouthCrest’s subsidiary Banks will make loans to the directors and officers of SouthCrest and the Banks and their affiliates. None of these loans are currently nonaccrual, past due, restructured or potential problem loans. All such loans were: (i) made in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Banks; and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

SouthCrest’s subsidiary Banks have employed certain employees who are related to SouthCrest’s Executive Officers and/or Directors. These individuals are compensated consistent with the Banks policies that apply to all employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and certain officers of SouthCrest, and persons who beneficially own more than 10% of SouthCrest’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and any other equity securities of SouthCrest. SouthCrest is required to identify each director, officer or beneficial owner of more than 10% of SouthCrest’s common stock who failed to timely file any such report with the SEC. To our knowledge, based solely on a review of the copies of these reports and certifications from its directors and officers, all of our directors and executive officers complied with all applicable Section 16(a) filing requirements during 2006. In regard to beneficial owners of more than 10% of outstanding shares of common stock, SouthCrest is not aware that any person beneficially owns more than 10% of its common stock.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reports as follows with respect to the audit of the Company’s 2006 audited consolidated financial statements.

•	The Audit Committee has reviewed and discussed the Company’s 2006 audited consolidated financial statements with the Company’s management;

•
The Audit Committee has discussed with the independent registered public accounting firm Dixon Hughes, PLLC the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

•
The Audit Committee has received written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (which relates to the registered public accounting firm’s independence from the corporation and its related entities) and has discussed with the registered public accounting firm the registered public accounting firm’s independence from the Company; and

•
Based on review and discussions of the Company’s 2006 audited consolidated financial statements with management and discussions with the independent registered public accounting firm, as described above, the Audit Committee recommended to the Board of Directors that the Company’s 2006 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

March 26, 2007	Audit Committee:	Dr. Warren Patrick
Harold W. Wyatt, Jr.

Independent Registered Public Accounting Firm

The independent registered accounting firm of Dixon Hughes PLLC has been selected by SouthCrest to serve as its independent auditors for SouthCrest for the year ended December 31, 2007, and has served as SouthCrest’s independent auditors since 2005. A representative of Dixon Hughes is expected to be present at the 2007 Annual Meeting of Shareholders and will be given the opportunity to make a statement on behalf of the firm if he or she so desires and is expected to be available to respond to appropriate questions from shareholders.

On March 30, 2005 the SouthCrest dismissed Mauldin & Jenkins, LLC as its independent auditors. SouthCrest’s Audit Committee participated in and approved the decision to change independent auditors.

Prior to its appointment as independent accountants, SouthCrest did not consult with Dixon Hughes regarding the application of accounting principles to a specific completed or contemplated transaction or any matter that was either the subject of a disagreement or a reportable event. SouthCrest also did not consult with Dixon Hughes regarding the type of audit opinion that might be rendered on the Company's consolidated financial statements.

The reports of Mauldin & Jenkins on SouthCrest’s consolidated financial statements for the fiscal years ended December 31, 2004 and 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the fiscal years ended December 31, 2004 and 2003 and during the subsequent interim period preceding the date Mauldin & Jenkins was dismissed, there have been no disagreements with Mauldin & Jenkins on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Mauldin & Jenkins, would have caused such firm to make reference to the subject matter of the disagreement(s) in connection with its reports.

The following table sets forth the fees billed to SouthCrest for the years ended December 31, 2006 and 2005 by Dixon Hughes:

	2006	2005
Audit fees (1)	$116,048	77,575
Audit-related fees (2)	16,600	7,600
Tax fees (3)	-0-	- 0 -
All other fees (4)	-0-	- 0 -
Total Fees	$$132,048	85,175
_______________________
(1)
Audit fees represent fees billed by Dixon Hughes for professional services rendered in connection with the (1) audit of SouthCrest’s annual financial statements, (2) review of the financial statements included in SouthCrest’s quarterly filings on Form 10-QSB or 10-Q and annual filings on Form 10-KSB or 10-K, and (3) review of information included in registration statements.

(2)
Audit related fees represent fees for professional services rendered for assurance and related services reasonably related to the performance of the audit or review of SouthCrest’s financial statements and not included in “Audit Fees” above. Audit related fees consist of consultation regarding various accounting issues.

(3)	Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by Dixon Hughes for tax compliance, tax advice and tax planning.

(4)	During 2006 and 2005, Dixon Hughes did not provide us with or bill us for any other services.

The services provided by Dixon Hughes are pre-approved by the Audit Committee of the Company in accordance with the policies and procedures of the Audit Committee. The Audit Committee pre-approves all audit and non-audit services provided by SouthCrest’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services. For 2006, 100% of the fees incurred were pre-approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock that, as of December 31, 2006, are beneficially owned by (a) each Director and Named Executive Officer of the Company; (b) all Directors and Executive Officers, as a group; and (c) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding common stock, based on the most recent filings with the SEC and the information contained in those filings. Unless otherwise indicated, each person is the record owner and has sole voting and investment power with respect to his shares. The address of each person is c/o SouthCrest Financial Group, Inc., 600 North Glynn St., Suite B, Fayetteville, Georgia 30214.

Name	Number of Shares Beneficially Owned[1]		Percent of Class
Directors & Named Executive Officers
Richard T. Bridges	12,222		*
Daniel W. Brinks	131,353	[2]	3.3%
Harvey N. Clapp	94,030		2.4%
Joan Cravey	50,971		1.3%
Zack D. Cravey, Jr.	201,807	[3]	5.1%
Larry T. Kuglar	99,000	[4]	2.5%
Michael D. McRae	10,025	[5]	*
Dr. Warren Patrick	15,177	[6]	*
Harold W. Wyatt, Jr.	150,064	[7]	3.8%

Non-Director Named Executive Officers
Douglas J. Hertha	1,000	[8]	*

Directors and Executive Officers, as a Group (11 persons)	765,649	[9]	18.8%
Other 5% Shareholders:
Robert Cravey	218,510	[10]	5.5%

* Less than 1% of outstanding shares.

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(1)
Information relating to beneficial ownership of the Company is based upon “beneficial ownership” concepts set forth in the rules promulgated under the Securities Exchange Act. Some or all of the shares may be subject to margin accounts.

(2)	Represents 33,206 shares held directly and 42,147 shares held by Mr. Brinks’ spouse, and also includes 56,000 shares that Mr. Brinks has the right to acquire within 60 days after December 31, 2006.
(3)	Represents 154,503 shares held directly and 47,304 shares held by Mr. Cravey’s spouse.
(4)
Represents 39,044 shares held directly and 3,956 shares held by Mr. Kuglar’s spouse, and also includes 56,000 shares that Mr. Kuglar has the right to acquire within 60 days after December 31, 2006. 6,272 shares are pledged as security.

(5)	Represents 9,975 shares held directly and 50 shares held by Mr. McRae’s spouse.
(6)	Represents 14,135 shares held directly by Dr. Patrick and 1,042 shares held by Dr. Patrick’s spouse.
(7)	Represents 2,000 shares held directly and 148,064 shares held by Wyatt Investment Group, LP, of which Mr. Wyatt is the managing member. 145,564 shares are pledged as security.
(8)	Represents 1,000 shares that Mr. Hertha has the right to acquire within 60 days after December 31, 2006.
(9)	Includes 113,000 shares which individuals have the right to acquire within 60 days after December 31, 2006.
(10)	According to a Schedule 13G filed on February 13, 2006, Mr. Cravey has sole voting and dispositive power over 118,920 shares and has joint voting and dispositive power over 99,590 shares.

SHAREHOLDER COMMUNICATIONS

Shareholder Proposals

To be included in SouthCrest’s annual proxy statement, shareholder proposals not relating to the election of directors must be received by SouthCrest at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that proposals be submitted prior to December 11, 2007 for next year’s annual meeting. The persons named as proxies in SouthCrest’s proxy statement for the meeting will, however, have discretionary authority to vote the proxies they have received as they see fit with respect to any proposals received less than 60 days prior to the meeting date. SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, by sending it to Douglas J. Hertha, Chief Financial Officer of SouthCrest at SouthCrest’s principal office at 600 North Glynn Street, Suite B, Fayetteville, Georgia 30214. The Chief Financial Officer will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

OTHER MATTERS

Management of SouthCrest does not know of any matters to be brought before the Meeting other than those described above. If any other matters properly come before the Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.
By Order of the Board of Directors,

Daniel W. Brinks
Chairman & Chief Operating Officer

April 10, 2007

REVOCABLE PROXY	PROXY CARD
SOUTHCREST FINANCIAL GROUP, INC.
REVOCABLE PROXY BY AND ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2007

The undersigned hereby appoints Daniel W. Brinks and Larry T. Kuglar, or either of them, each with full power of substitution, as Proxies to vote all shares of the $1.00 par value common stock of SouthCrest Financial Group, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held Thursday, May 10, 2007, at 1:00 pm, local time, at The Hampton Inn, 110 Meeting Place Drive, Fayetteville, Georgia, and at any postponement or adjournment thereof.

The Proxies will vote on the proposals set forth in the notice of annual meeting and proxy statement as specified on this proxy and are authorized to vote at their discretion as to any other business which may come properly before the meeting. If a vote is not specified, the Proxies will vote for approval of the proposals. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting.

The Board of Directors recommends a vote “FOR” the following proposal:

1.    Election of Directors: Authority for the election of Harvey Clapp to serve as a Class I Director to serve until the 2008 Annual Meeting of Shareholders, and Joan B. Cravey, Dr. Warren Patrick and Harold W. Wyatt, Jr. to serve as Class III Directors to serve until the 2010 Annual Meeting of Shareholders, each until their successors are elected and qualified.

FOR _____	WITHHOLD _____	FOR ALL EXCEPT _____

INSTRUCTION:	To withhold authority to vote for one or more individual nominee, mark “FOR ALL EXCEPT” above, and write the name(s) of the nominee(s) on this line:

COMMON SHARES: __________
ACCOUNT NUMBER: _________

THIS PROXY IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS
AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

Please be sure to sign and date this Proxy in the box below.

Date _____________________

Shareholder sign above	Co-holder (if any) sign above

SOUTHCREST FINANCIAL GROUP, INC.

Please sign exactly as name appears on the label below. When shares are held by joint tenants both should sign. When signing as attorney, administrator, trustee, or guardian please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN ABOVE, AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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